Exhibit 99.1

RealPage, Inc. Announces Secondary Public Offering of Common Stock

Carrollton, Texas, September 13, 2012—RealPage, Inc. (NASDAQ: RP) today announced the sale of 4,000,000 shares of its common stock by certain of its existing stockholders, Apax Excelsior VI, L.P. and affiliated entities, in a public offering. The underwriter will have a 30-day option from the date of the offering to purchase up to an additional 600,000 shares from the selling stockholders. RealPage is not selling any shares of common stock in the offering and will receive no proceeds from the sale. The secondary offering will not result in dilution of shares currently outstanding.

Credit Suisse Securities (USA) LLC is acting as sole book-running manager for the offering.

RealPage has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York, 10010, Telephone: (800) 221-1037 or by email: newyork.prospectus@credit-suisse.com. The public offering will be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained, when available, from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York, 10010, Telephone: (800) 221-1037 or by email: newyork.prospectus@credit-suisse.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About RealPage

Located in Carrollton, Texas, a suburb of Dallas, RealPage provides on demand (also referred to as “Software-as-a-Service” or “SaaS”) products and services to apartment communities and single family rentals across the United States.